Exhibit 99

MEREDITH'S FIRST QUARTER EARNINGS PER SHARE RISE 10 PERCENT

Publishing operating profit grows 16 percent driven by strong advertising performance

DES MOINES, IA, (Oct. 24, 2007) - Meredith Corporation (NYSE: MDP), one of the nation's leading media and marketing companies, today reported fiscal 2008 first quarter earnings per share of $0.68, a 10 percent increase over the prior year quarter. Earnings from continuing operations increased 11 percent to $33 million in the quarter, and revenues rose 5 percent to $404 million.

"We posted outstanding advertising performance and market share gains in our magazine business in the quarter, along with strong results in our custom marketing operations," said Stephen M. Lacy, Meredith's President and Chief Executive Officer. "This record start to fiscal 2008 reflects the strength of our content creation and distribution capabilities, our sales and marketing expertise, and our strategic investments to position Meredith for continued profitable growth."

OPERATING HIGHLIGHTS

Publishing

Publishing operating profit increased 16 percent over the prior-year quarter to $55 million. Publishing revenues rose 8 percent to $330 million. Publishing advertising revenues grew 13 percent, led by strong performances at Parents (+38%), More (+30%), Family Circle (+10%) and Better Homes and Gardens (+10%) magazines.

"We are very pleased with the gains in magazine advertising, especially our continued strength in the women's service field - where Better Homes and Gardens and Family Circle now rank first and second - along with the sharp rebound in our parenthood titles," Lacy said. "Additionally, our custom marketing and online businesses continue to post impressive revenue growth, and we are demonstrating the vibrancy of our brands through new and exciting licensing programs."

Yesterday, Meredith and Wal-Mart Stores, Inc. announced a multi-year licensing agreement for the design, marketing and retailing of a wide range of home products based on the Better Homes and Gardens brand. The program, the largest extension of products bearing the Better Homes and Gardens brand in its 85-year history, is expected to be available in Wal-Mart stores by the fall of 2008. These products will reflect Better Homes and Gardens' high standards and timeless style. This new licensing agreement will not impact financial results until fiscal 2009.

Meredith's collaboration with Wal-Mart, the world's largest retailer, holds strong marketplace potential. Research shows that Better Homes and Gardens readers are frequent Wal-Mart shoppers, and Meredith's largest advertising customers sell a significant amount of goods at Wal-Mart stores.

Meredith recently announced an agreement with Realogy Corporation to create a new residential real estate franchise under the Better Homes and Gardens brand. Realogy is the largest operator of real estate franchises in the United States, with brands such as CENTURY 21®, Coldwell Banker® and ERA®. The Better Homes and Gardens franchise is expected to begin operations in July 2008.

Revenues at Meredith Integrated Marketing rose more than 50 percent and operating profit increased more than 80 percent. Results included increased contributions from three online marketing acquisitions over the last 18 months. On a comparable basis, revenues rose more than 15 percent and operating profit increased nearly 10 percent.

Earlier this month Meredith announced the acquisition of Directive, a database marketing and analytics company. Increasingly, database strategy and analysis drive other marketing activities, and Directive is another strategic addition to Meredith's growing array of custom marketing services.

Revenues at Meredith Interactive Media rose more than 20 percent, benefiting from the recent redesigns of BHG.com and Parents.com and strong performance at the Company's niche enthusiast sites. The number of unique visitors, registrations, subscription orders and time spent on the sites each grew approximately 15 percent. During the quarter, visitors to these sites viewed on average more than 100 million web pages and 825,000 videos per month.

Broadcasting

Broadcasting operating profit and earnings before interest, taxes, depreciation and amortization (EBITDA) declined 25 percent and 17 percent, respectively, reflecting the absence of political advertising in this off-election year. Total revenues declined $6 million, or 7 percent, to $75 million.

Net political revenues were $1 million compared to $9 million in the year-ago quarter. Non-political advertising revenues increased 3 percent in the quarter. Operating expenses declined 2 percent.

"In addition to non-political advertising growth, we were pleased with our success in driving non-traditional sources of revenues, including our Cornerstone programs, the Internet and our video initiatives," Lacy said. "This includes Meredith Video Solutions, which draws upon the production and distribution expertise of our Broadcasting group and the content and strong brands of our Publishing group to create compelling broadcast quality video."

Broadcasting online revenues more than doubled. Average monthly page views also doubled and the number of unique visitors rose five-fold, reflecting ongoing investments in technology, content, promotions and sales related activities. The number of videos streamed on Broadcasting's sites nearly doubled to 3.7 million.

During the quarter, Meredith launched Better, a daily lifestyle television program. The Better show airs across the Meredith station group and is syndicated to three non-Meredith stations. Content from the Better show is also available online at www.better.tv and www.parents.tv, Meredith's broadband video channels.

Earlier this week, Meredith announced an agreement with Comcast Corp. where Meredith parenthood video content will debut on all Comcast cable systems on a new video on demand channel branded Parents TV. It will reach more than 12 million households, and Meredith and Comcast will share in the advertising revenue.

OTHER FINANCIAL INFORMATION

Meredith continued to generate strong free cash flow. The Company repurchased approximately 900,000 shares in the quarter as part of its ongoing share repurchase program, compared to 570,000 shares in the prior year period.

Meredith retired $15 million of debt during the quarter. Total debt was $460 million as of September 30, 2007, versus $560 million as of September 30, 2006. The weighted average interest rate was 5.1 percent on September 30, 2007, compared with 5.3 percent at September 30, 2006.

All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached statement of earnings.

OUTLOOK

Publishing advertising revenues for the second fiscal quarter are currently up in the mid-to-high single digits, led by strong performance at Meredith's parenthood and women's service field titles. Overall Broadcast pacings are currently running down in the mid-to-high teens. Broadcast non-political revenues are pacing up in the mid-single digits.

As a result, Meredith expects fiscal second quarter earnings per share to approximate $0.72, equal to the $0.72 earned in the year-ago quarter, even with the absence of $24 million in net political advertising revenues recorded in the second quarter of fiscal 2007.

Looking to the remainder of fiscal 2008, there is limited visibility into advertising budgets which generally reset effective January 1. In addition, the Company is absorbing an annualized postal rate increase of more than $13 million in fiscal 2008.

Given these factors, Meredith continues to expect fiscal 2008 earnings per share to range from $3.50 to $3.55, with growth in the second half of fiscal 2008 spread evenly between the third and fourth quarters.

A number of uncertainties remain that may affect our outlook as stated in this press release for results in the second quarter and full fiscal year. These include overall advertising volatility; the performance of the Company's retail businesses; and paper prices and postal rates. These and other uncertainties are referenced below under "Safe Harbor" and in certain of the Company's SEC filings.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on Oct. 24, 2007, at 11 a.m. EDT (10 a.m. CDT) to discuss fiscal first quarter results. A live webcast will be accessible to the public on the Company's web site, www.meredith.com, and a replay will be available for one week after the call. A transcript will be available within 48 hours following the conference call on www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the Company. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA and free cash flow are common supplemental measures of performance used by investors and financial analysts. Management believes that EBITDA and free cash flow provide additional analytical tools to clarify the Company's results from core operations and delineate underlying trends. Meredith does not use EBITDA or free cash flow as a measure of liquidity or funds available for management's discretionary use because they include certain contractual and non-discretionary expenditures.

Reconciliations of non-GAAP to GAAP measures are included in the attached tables. The attached consolidated financial statements and reconciliation tables will be made available on the Company's web site, www.meredith.com/investors/index.html. Please click on "Non-GAAP/GAAP Reconciliation."

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcasting pacings and publishing advertising revenues, along with the Company's earnings per share outlook for the second quarter and all of fiscal 2008.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and the consequences of acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. The Meredith Publishing Group features 25 subscription magazines - including Better Homes and Gardens, Ladies' Home Journal, Family Circle, Parents, American Baby, Fitness and More - and publishes approximately 180 special interest publications under approximately 80 titles. Meredith has more than 400 books in print. Meredith owns 13 television stations, including properties in top-25 markets Atlanta, Phoenix and Portland, OR. Additionally, Meredith has an extensive online presence that includes more than 40 web sites and two broadband channels - Better.tv and Parents.tv.

Meredith Integrated Marketing has established marketing relationships with some of America's leading companies. Meredith's consumer database, which contains approximately 85 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to conduct precise targeted-marketing campaigns. Meredith publishes five Spanish-language titles, making Meredith the leading publisher serving Hispanic women in the United States.

Shareholder/Financial Analyst Contact: Mike Lovell Director of Investor Relations Phone: (515) 284.3622 E-mail: Mike.Lovell@Meredith.com	Media Contact: Art Slusark VP/Corporate Communications Phone: (515) 284.3404 E-mail: Art.Slusark@Meredith.com

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)

Three Months Ended September 30,	2007	2006	Change
(In thousands except per share data)
Revenues
Advertising	$254,756	$238,569	6.8%
Circulation	80,286	83,761	(4.1)%
All other	69,452	64,021	8.5%
Total revenues	404,494	386,351	4.7%
Operating expenses
Production, distribution, and editorial	175,898	167,565	5.0%
Selling, general, and administrative	155,819	150,940	3.2%
Depreciation and amortization	12,261	11,030	11.2%
Total operating expenses	343,978	329,535	4.4%
Income from operations	60,516	56,816	6.5%
Interest income	352	233	51.1%
Interest expense	(6,163)	(7,320)	(15.8)%
Earnings from continuing operations before income taxes	54,705	49,729	10.0%
Income taxes	21,335	19,543	9.2%
Earnings from continuing operations	33,370	30,186	10.5%
Income from discontinued operations, net of taxes	-	310	(100.0)%
Net earnings	$33,370	$30,496	9.4%

Basic earnings per share
Earnings from continuing operations	$0.70	$0.63	11.1%
Discontinued operations	-	0.01	(100.0)%
Basic earnings per share	$0.70	$0.64	9.4%
Basic average shares outstanding	47,795	47,996	(0.4)%

Diluted earnings per share
Earnings from continuing operations	$0.68	$0.62	9.7%
Discontinued operations	-	-	-
Diluted earnings per share	$0.68	$0.62	9.7%
Diluted average shares outstanding	48,828	48,854	(0.1)%

Dividends paid per share	$0.185	$0.160	15.6%

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

Three Months Ended September 30,	2007	2006	Change
(In thousands)
Revenues
Publishing	$329,522	$305,448	7.9%
Broadcasting
Non-political advertising	72,913	70,734	3.1%
Political advertising	1,072	8,558	(87.5)%
Other revenues	987	1,611	(38.7)%
Total broadcasting	74,972	80,903	(7.3)%
Total revenues	$404,494	$386,351	4.7%

Operating profits
Publishing	$55,433	$47,828	15.9%
Broadcasting	13,416	17,991	(25.4)%
Unallocated corporate	(8,333)	(9,003)	7.4%
Income from operations	$60,516	$56,816	6.5%

Depreciation and amortization
Publishing	$5,200	$4,588	13.3%
Broadcasting	6,521	5,931	9.9%
Unallocated corporate	540	511	5.7%
Total depreciation and amortization	$12,261	$11,030	11.2%

EBITDA [1]
Publishing	$60,633	$52,416	15.7%
Broadcasting	19,937	23,922	(16.7)%
Unallocated corporate	(7,793)	(8,492)	(8.2)%
Total EBITDA [1]	$72,777	$67,846	7.3%

1 EBITDA is earnings from continuing operations before interest, taxes, depreciation, and amortization.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

Assets	(Unaudited) September 30, 2007	June 30, 2007
(In thousands)
Current assets
Cash and cash equivalents	$25,483	$39,220
Accounts receivable, net	273,117	267,419
Inventories	54,981	48,836
Current portion of subscription acquisition costs	64,882	70,553
Current portion of broadcast rights	23,324	11,307
Other current assets	25,082	15,305
Total current assets	466,869	452,640
Property, plant, and equipment	442,741	445,846
Less accumulated depreciation	(242,489)	(239,820)
Net property, plant, and equipment	200,252	206,026
Subscription acquisition costs	61,210	66,309
Broadcast rights	9,044	9,309
Other assets	96,794	101,178
Intangible assets, net	791,413	794,996
Goodwill	460,547	459,493
Total assets	$2,086,129	$2,089,951

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$135,000	$100,000
Current portion of long-term broadcast rights payable	23,872	12,069
Accounts payable	81,551	78,156
Accrued expenses and other liabilities	107,174	105,359
Current portion of unearned subscription revenues	182,160	191,445
Total current liabilities	529,757	487,029
Long-term debt	325,000	375,000
Long-term broadcast rights payable	18,889	18,584
Unearned subscription revenues	163,298	167,873
Deferred income taxes	136,923	166,597
Other noncurrent liabilities	99,761	41,667
Total liabilities	1,273,628	1,256,750
Shareholders' equity
Common stock	38,191	38,970
Class B stock	9,255	9,262
Additional paid-in capital	64,106	58,945
Retained earnings	709,492	727,628
Accumulated other comprehensive income	1,493	2,499
Unearned compensation	(10,036)	(4,103)
Total shareholders' equity	812,501	833,201
Total liabilities and shareholders' equity	$2,086,129	$2,089,951

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Three Months Ended September 30,	2007	2006
(In thousands)
Net cash provided by operating activities	$61,806	31,337

Cash flows from investing activities
Acquisitions of businesses	-	(15)
Additions to property, plant, and equipment	(4,273)	(5,670)
Net cash used in investing activities	(4,273)	(5,685)

Cash flows from financing activities
Proceeds from issuance of long-term debt	75,000	10,000
Repayments of long-term debt	(90,000)	(15,000)
Purchases of Company stock	(49,772)	(27,489)
Proceeds from common stock issued	2,293	5,818
Dividends paid	(8,830)	(7,686)
Excess tax benefits from share-based payments	39	463
Net cash used in financing activities	(71,270)	(33,894)
Net decrease in cash and cash equivalents	(13,737)	(8,242)
Cash and cash equivalents at beginning of period	39,220	30,713
Cash and cash equivalents at end of period	$25,483	$22,471

Meredith Corporation and Subsidiaries	Table
Supplemental Disclosures Regarding Non-GAAP Financial Measures

EBITDA

Consolidated EBITDA, which is reconciled to earnings from continuing operations in the following tables, is defined as earnings from continuing operations before interest, taxes, depreciation, and amortization. Segment EBITDA is a measure of segment earnings before depreciation and amortization. Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three Months Ended September 30, 2007
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$329,522	$74,972	$--	$404,494
Operating profit	$55,433	$13,416	$(8,333)	$60,516
Depreciation and amortization	5,200	6,521	540	12,261
EBITDA	$60,633	$19,937	$(7,793)	72,777
Less:
Depreciation and amortization				(12,261)
Net interest expense				(5,811)
Income taxes				(21,335)
Earnings from continuing operations				$33,370
Segment EBITDA margin	18.4%	26.6%

	Three Months Ended September 30, 2006
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$305,448	$80,903	$--	$386,351
Operating profit	$47,828	$17,991	$(9,003)	$56,816
Depreciation and amortization	4,588	5,931	511	11,030
EBITDA	$52,416	$23,922	$(8,492)	67,846
Less:
Depreciation and amortization				(11,030)
Net interest expense				(7,087)
Income taxes				(19,543)
Earnings from continuing operations				$30,186
Segment EBITDA margin	17.2%	29.6%

	Table continued

FREE CASH FLOW

Free cash flow, which is reconciled to earnings from continuing operations in the following table, is defined as earnings from continuing operations plus depreciation and amortization less capital expenditures.

Three Months Ended September 30,	2007	2006
(In thousands)
Free cash flow	$41,358	$35,546
Depreciation and amortization	(12,261)	(11,030)
Capital expenditures	4,273	5,670
Earnings from continuing operations	$33,370	$30,186